Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189967) of ProShares Trust II of our report dated February 28, 2014 relating to the combined financial statements of ProShares Trust II and the individual financial statements of each of the twenty-one funds comprising ProShares Trust II and the effectiveness of internal control over financial reporting of ProShares Trust II and each of the individual funds comprising ProShares Trust II, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 28, 2014